Exhibit 99.1

Network CN Inc. Completes Additional Private Placement and Signs Cross Selling Agreement with Grand Vision Media Limited

Network CN Inc. Completes Additional Private Placement

HONG KONG, February 24, 2014/PR NEWSWIRE/ –Network CN Inc. (OTCBB.NWCN), a media and advertising company headquartered in Hong Kong, today announced the completion of three private placements of 7.5 million shares of restricted common stock at $0.1 per share. The transaction took place with three investors and generated gross proceeds of $750,000. Net proceeds from the financing will be used for general corporate purposes including initiation of activities related to the Company’s proposed business in China.

The offering was made pursuant to an exemption from registration with the SEC pursuant to Regulation S. The securities have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. The Company did not grant any registration rights to the new shareholder with respect to the Shares in the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the securities under the securities laws of any such state.

Network CN Inc. Signs Cross Selling Agreement with Grand Vision Media Limited

The Company and Grand Vision Media Limited (“Grand Vision”) have signed the Cross Selling Agreement to cross sell each other’s products. Grand Vision has its well-established sales team in Beijing, Guangzhou and Hong Kong, we can leverage their sales force and enlarge our customer base.

Grand Vision has the exclusive rights to operate the advertising panels at “Stellar International Theater Chain” theaters and they plan to install the glass-free 3D LED panels. At present, Stellar International Cineplex has established 56 modern cineplexes in many major cities in China, such as Beijing, Shanghai, Chengdu, Chongqing, Xuzhou, Tianjin, Shenyang, Lanzhou, Guangzhou, Qingdao and Hohhot.

SMI Corp Ltd (“SMI”), the operator of Stellar International Theater Chain”, is a leading China theaters’ operator, currently engaged in movie theater operation, film operation, film investment, in-theater counter sales and online shopping. SMI offer more than 20 types of advertising and planned to build 50 mega LED displayers per annum to attract potential advertisers. As SMI’s theaters network continues to expand, we believe that advertising platform will significantly benefit from its synergies effect. The rapid development of the Chinese film industry in recent years makes it as the world’s second largest market. Benefiting from China robust economy together with the improvement of its income per capita and urbanization rate, the Chinese file industry continues to flourish.

Earnest Leung, Chief Executive Officer of Network CN Inc. stated, “We are delighted to expand our media network beyond Shanghai into China's major cities. We look forward to further strengthening our position in the out-of-home media business in China”

Please refer to Network CN Inc.'s website (http://www.ncnmedia.com) for additional details.

About Network CN Inc.

Headquartered in Hong Kong, Network CN Inc. is building a multi-media, multi-application out-of-home advertising network in the key cities of China.

Safe Harbor Statement

This press release includes statements that may constitute "forward-looking" statements, usually containing the word "believe", "estimate", "project", "expect", "plan", "anticipate" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, risks related to financing, risks attending the build-out of the Company's media network, acceptance of the Company's products and services in the marketplace, competitive factors and changes in regulatory environments. These and other risks relating to Network CN Inc. business are set forth in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 10, 2013, and other reports filed from time to time with the Securities and Exchange Commission. By making these forward- looking statements, Network CN Inc. disclaims any obligation to update these statements for revisions or changes after the date of this release.

Media Contact:

Network CN Inc.
Shirley Cheng
+852-2833-2186
s.cheng@ncnmedia.com